UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

(312) 496-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2014, Heidrick & Struggles International, Inc. (the “Company” or “HSII”) announced that Tracy R. Wolstencroft (55) has been appointed as the President and Chief Executive Officer of the Company, effective immediately. Mr. Wolstencroft will stand for election to the Company’s Board of Directors at the Company’s annual meeting of stockholders in May 2014.

From 1994 until his retirement in 2010, Mr. Wolstencroft served as a partner for Goldman Sachs & Co. (“Goldman”), concluding a twenty-five year career with the firm. During his service to Goldman, Mr. Wolstencroft served on the firm’s Firmwide Partnership Committee, Investment Banking Operating Committee and Asia Management Committee. He also led a wide range of businesses for Goldman in the United States and abroad, including Investment Banking Services, Environmental Markets, Latin America, Public Sector and Infrastructure Banking and Fixed Income Capital Markets. While living in Asia from 1998 to 2002, Mr. Wolstencroft was President of GS Singapore, co-head of investment banking in Japan, head of Asia financial institutions and a leader of Goldman’s strategy in China. Since 2010, Mr. Wolstencroft has served as an Advisory Director for Goldman and as Chairman of the firm’s Clean Technology and Renewables business. He also currently serves as a member of the board of directors of the Brookings Institution, the National Geographic Society and the International Rescue Committee.

A copy of the Company’s press release relating to Mr. Wolstencroft’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K:

99.1	HSII Press Release dated February 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heidrick & Struggles International, Inc. (Registrant)

Date: February 3, 2014	/s/ Stephen W. Beard
General Counsel, Chief Administrative Officer and Secretary